FOR IMMEDIATE RELEASE:

                                                    CONTACT:  JOANNE SWARTZ
                                                              SR. VP ADVERTISING
                                                              (713) 669-2871

                                                              MAGGI JONES
                                                              PUBLIC RELATIONS
                                                              (713) 524-7626

                     HOUSTON BASED SPECIALTY RETAILERS, INC.
                PARENT COMPANY OF PALAIS ROYAL, BEALLS AND STAGE
                              ACQUIRES UHLMANS INC.

HOUSTON, Texas -- Carl Tooker, President and Chief Executive Officer of Specialty Retailers, Inc. (SRI) announced today the acquisition of Uhlmans Inc. (Uhlmans) a privately held apparel retailer based in Bowling Green, Ohio with locations in Ohio, Indiana and Michigan. For the year ended February 3, 1996, Uhlmans had sales of $60.0 million. The closing on this transaction is expected to occur before June 3, 1996 subject to certain terms and conditions. The acquisition of Uhlmans will add 34 strategically located stores to the SRI group which are of similar size and merchandise content making this acquisition compatible with SRI's retailing concept and growth initiatives.

Focusing on the superb fit of the acquisition and SRI's continued commitment to Uhlmans already established customer base, Tooker added "We are delighted to acquire these stores, whose size and mix of merchandise runs so parallel to our own. Like Ulhmans, SRI will continue to offer quality branded fashion apparel for the whole family, with an emphasis on the superior service that has distinguished us in our other markets".

The Uhlmans acquisition will bring the total store count to 302, now with a strong presence in 16 states.

SRI currently operates 268 stores in 13 states throughout the central United States under the names of "Bealls", "Palais Royal" and "Stage". In 1995, SRI opened 68 stores and will open 18 new stores totaling 320 by year's end. Stores range from 8,000 to 59,000 square feet with an average store size of 23,000 square feet. All stores offer branded and private label fashion apparel, accessories and shoes for women, men and children.